LIST OF SUBSIDIARIES
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ROO Media Corporation, a Delaware corporation

ROO Media (Aust.) Pty Ltd., an Australia corporation

ROO Media Europe Ltd., incorporated in London

ROO Broadcasting Ltd., an Australia corporation

ROO TV Pty Ltd., an Australian corporation

Reality Group Pty Ltd., an Australia corporation

Undercover Media (Aust.) Pty Ltd., an Australia corporation

Bickhams Media, Inc., a Delaware corporation

VideoDome.com Networks, Inc., a wholly owned subsidiary of Bickhams Media, Inc. and a California corporation